UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

BBCN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (213) 639-1700

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2013, the Board of Directors of BBCN Bancorp, Inc. (the “Company”) appointed Kevin Kim, 56, as President and Chief Executive Officer of the Company, effective immediately. Mr. Kim continues to serve as Chairman of the Company, a role he was appointed to in May 2012.

On June 11, 2013, the Bank entered into an employment agreement (the “Employment Agreement”) with Mr. Kim, as the President and Chief Executive Officer of the Company.

The Employment Agreement carries a three (3) year initial term (“Initial Term”), and provides for a yearly base salary of $450,000. Any bonus will be within the complete discretion of the Board of Directors of the Company. In addition, Mr. Kim will be entitled to an automobile allowance of $1,450 a month, the cost of initiation and monthly membership fees at one social club and one country club of his choice, as well as other perquisites available to other employees and payment of reasonable business related expenses.

Mr. Kim will be granted 20,000 performance units representing 20,000 shares of Common Stock of the Company. The units will vest equally over three years, 1/3 annually on each anniversary of the grant date, requiring at least a satisfactory rating on each year’s performance review.

The Employment Agreement also provides for a severance payment of twelve (12) months of the then-current base salary if Mr. Kim is terminated during the Initial Term, unless his employment is terminated for cause, by death, by disability, or as part of a change in control of the Company. In the event Mr. Kim is terminated, at any time after the Initial Term, Mr. Kim will be eligible to receive an amount equal to three (3) months of the then-current base salary, conditioned on the signing of a release.

Additionally, if Mr. Kim’s position is terminated or his duties materially change as a result of a change in control of the Company, he is entitled to receive twelve (12) months base salary, as severance, and all unvested options granted under the Employment Agreement will automatically vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BBCN BANCORP, INC.

Date: June 12, 2013	By:	/s/ Douglas Goddard
Name: Douglas Goddard
Title: Executive Vice President & Chief Financial Officer